Exhibit 99.1

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	Immediately
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Settles FCPA Matter
Richmond, VA, August 6, 2010 / PRNEWSWIRE

Universal Corporation (NYSE:UVV) announced today that it has finalized agreements with the United States Department of Justice and the U.S. Securities and Exchange Commission resolving the investigations that commenced with the self-reporting by the Company of certain payments to foreign government officials and other individuals in connection with business activities in several countries.  The resolution includes aggregate payments to the Department of Justice and the Securities and Exchange Commission of $8.98 million.  As previously reported, the Company has already accrued amounts from time to time since the matter arose that are adequate to cover these obligations, so the resolution will not require any charge to fiscal year 2011 financial results.

Under the Company’s agreements with the Department of Justice:

•	The Company’s Brazilian subsidiary pled guilty to Foreign Corrupt Practices Act anti-bribery provisions and conspiracy ending in 2005 and will pay a fine of $4.40 million.

•
The Company will retain an independent corporate monitor to review its compliance, bookkeeping, and internal control standards and procedures and will adopt new or modify existing policies where appropriate.

•
The Department of Justice will not prosecute the Company if, for a period of three years, the Company meets its obligations set forth in a non-prosecution agreement between the Company and the Department of Justice.

Pursuant to the Company’s agreements with the Securities and Exchange Commission, the Company consented to the entry of a final judgment with respect to the Securities and

-M  O  R  E-

Universal Corporation

Exchange Commission’s investigation. Under the final judgment, the Company is permanently enjoined from violating the anti-bribery, internal controls, and books and records provisions of the Foreign Corrupt Practices Act, and is required to disgorge $4.58 million in profits and prejudgment interest. That amount is included in the $8.98 million in aggregate payments mentioned earlier. In addition, Universal has agreed with the SEC to retain the independent corporate monitor under terms similar to the Company's agreement with the Department of Justice.

The agreements with the Department of Justice and the Securities and Exchange Commission have been approved by the Boards of Directors of the Company and its Brazilian subsidiary. The agreements conclude the independent investigation by Universal Corporation’s Audit Committee and the outside law firm that was retained by the Audit Committee to assist in the investigation of these matters.

George C. Freeman, III, Universal’s Chairman, President, and Chief Executive Officer, said, “Universal prides itself on conducting business with honesty and integrity. These past payments were - and are - contrary to the policies and standards of Universal and its subsidiaries. We have absolutely no tolerance for this type of activity. Our Audit Committee conducted a rigorous and thorough investigation, we voluntarily reported this matter to federal authorities, and we have fully cooperated with federal authorities at each step of the investigation.  We have since taken steps to strengthen our culture of ethical and legal compliance, and our efforts are supported by our operations around the world. Our regional management is fully committed to our culture.”

Since its discovery of the conduct at issue, Universal has instituted remedial efforts, including updating and improving its internal controls and compliance resources, policies, and procedures. The Company has named a Chief Compliance Officer, and its compliance program includes enhanced training of the Company’s employees, the expansion of existing programs, and formal due diligence programs. “Our aim,” said Mr. Freeman, “is to continue to build on these improvements to our compliance program, and to maintain the high ethical standards and culture that our shareholders, our customers, and our employees expect. Conducting our business with integrity is essential to maintaining our status as the leader in our industry.”

Headquartered in Richmond, Virginia, Universal Corporation is the world’s leading tobacco merchant and processor and conducts business in more than 30 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2010, were $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

# # #